Exhibit 99.4
Alternative Behavioral Services, Inc. (ABS)
     The following historical financial results of Alternative Behavioral Services are unaudited, preliminary and subject to change upon completion of an audit.
     HISTORICAL FINANCIAL RESULTS — ABS
(in thousands)

	Twelve months ended		Nine months ended
	December 31,		September 30,
					LTM
	2004	2005	2005	2006	9/30/06
Revenue	179,534	190,336	142,007	151,560	199,889

Operating and administrative expenses	163,342	178,523	133,915	142,823	187,431
Depreciation and amortization	3,638	4,139	3,099	2,911	3,951
Impairment loss on assets held for sale	1,969	—	—	—	—
(Gain) Loss on disposals of property, plant and equipment	(1,089)	60	11	4	53

Operating expenses	167,860	182,722	137,025	145,738	191,435
Operating income	11,674	7,614	4,982	5,822	8,454

Non-operating income (expense)
Interest income	137	93	79	48	62
Interest allocation from parent	(8,271)	(14,986)	(10,702)	(12,355)	(16,639)
Interest expense	(47)	(1,171)	(884)	(656)	(943)
Equity in earnings of unconsolidated affiliate	(112)	—	—	—	—

Net loss before income taxes	3,381	(8,450)	(6,525)	(7,141)	(9,066)
Income tax (provision) benefit	(1,153)	5,209	3,458	2,209	3,960

Net income (loss)	2,228	(3,241)	(3,067)	(4,932)	(5,106)

ALTERNATIVE BEHAVIORAL SERVICES, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (UNAUDITED)
(in thousands)

	Twelve months ended		Nine months ended
	December 31,		September 30,
					LTM
	2004	2005	2005	2006	9/30/06
Net income (loss)	2,228	(3,241)	(3,067)	(4,932)	(5,106)
Income tax provision (benefit)	1,153	(5,209)	(3,458)	(2,209)	(3,960)
Depreciation and amortization	3,638	4,139	3,099	2,911	3,951
Net interest expense	8,181	16,064	11,507	12,963	17,520

EBITDA (a)	15,200	11,753	8,081	8,733	12,405
Other expenses:
Management fee to parent	1,915	2,099	1,592	876	1,383
Impairment loss on assets held for sale	1,969	—	—	—	—
Equity in earnings of unconsolidated affiliate	112	—	—	—	—
(Gain) Loss on disposals of property, plant and equipment	(1,089)	60	11	4	53

Total other expenses	2,907	2,159	1,603	880	1,436

Adjusted EBITDA (a)	18,107	13,912	9,684	9,613	13,841

(a) EBITDA and adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization. Adjusted EBITDA is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation, amortization, stock compensation and other items included in the caption above labeled “Other expenses”. These other expenses may occur in future periods but the amounts recognized can vary significantly from period to period and do not directly relate to the ongoing operations of our health care facilities. PSI’s management relies on EBITDA and adjusted EBITDA as the primary measures to review and assess operating performance of its facilities and their management teams. PSI believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. Management and investors also review EBITDA and adjusted EBITDA to evaluate PSI’s overall performance and to compare PSI’s current operating results with corresponding periods and with other companies in the health care industry. You should not consider EBITDA and adjusted EBITDA in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.